THERMON REPORTS FIRST QUARTER RESULTS

Thermon Announces Fiscal 2015 First Quarter Revenue of $67.7 million, EPS of $0.36 and Order Growth of 29%

SAN MARCOS, Texas, August 7, 2014 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced consolidated financial results for the first quarter of the fiscal year ending March 31, 2015 ("Q1 2015").

Highlights for the quarter include:

•	Revenue of $67.7 million, an increase of 3% compared to Q1 2014

•	Gross margin percentage of 50.0% versus 47.3% in Q1 2014

•	Fully diluted GAAP EPS of $0.36 and Adjusted EPS of $0.26

•	Backlog of $97.8 million versus $84.8 million at the end of Q4 2014, an increase of 15%

“Thermon demonstrated a solid Q1 performance and we reaffirm our guidance of mid-single digit revenue growth for fiscal year 2015. We are pleased with our order activity and strengthening backlog which are growing in all of our regions,” said Rodney Bingham, President and Chief Executive Officer.

In Q1 2015, the Company generated revenue of $67.7 million a 3% increase versus $65.6 million in Q1 2014. On a pro forma basis, after excluding the reduction of $8.9 million in revenue from our largest Greenfield project, revenue grew 20% compared to Q1 2014. Orders placed during the quarter were $80.6 million representing a 29% increase over Q1 2014. Backlog at the end of Q1 2015 grew to $97.8 million, reflecting a 15% increase, as compared to $84.8 million on March 31, 2014.

Gross margin during Q1 2015 increased to 50.0% as compared to 47.3% in Q1 2014. Q1 2015 margins were favorably impacted by a relative increase in MRO/UE (maintenance, repair operations/upgrade and expansion) revenue of 16% over Q1 2014. During Q1 2015, MRO/UE and Greenfield represented approximately 68% and 32% of Q1 2015 revenue, respectively. Comparatively in Q1 2014, MRO/UE and Greenfield revenues accounted for approximately 61% and 39% of Q1 2014 revenue, respectively.

Net income was $11.5 million in Q1 2015 versus a net loss of $6.9 million in Q1 2014. After taking into account the release of a $3.2 million deferred tax liability for undistributed foreign earnings that we no longer expect to repatriate, the Company generated Adjusted net income of $8.3 million and Adjusted EPS of $0.26 per fully diluted common share in Q1 2015 versus Q1 2014 Adjusted net income of $7.5 million and Adjusted EPS of $0.23 per fully diluted common share.

During the quarter, our cash balance increased 6%, from $72.6 million at March 31, 2014 to $77.3 million at the end of Q1 2015. Adjusted EBITDA was $16.9 million versus $16.0 million in Q1 2014.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss first quarter Fiscal 2015 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com . Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com .

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow per share" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income before adjustments for the release of a deferred tax liability associated with undistributed foreign earnings that are permanently reinvested and transaction expenses related to debt redemptions, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income (loss) before interest expense (net of interest income), income tax expense (benefit), depreciation and amortization expense and other non-cash charges such as stock-based compensation expense. "Return on equity for the three month period ended June 30, 2014" represents Adjusted EBITDA for the three month period ended June 30, 2014 that is multiplied by four to represent a full year's results, divided by the average of total shareholders' equity at June 30, 2014 and March 31, 2014. We believe that the average shareholders' equity properly accounts for net income that occurred during the three months ended June 30, 2014. "Free cash flow per share" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment. The resultant cash provided or used is then divided by the fully diluted common shares outstanding.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share, net cash provided by operating activities and other measures of financial performance reported in accordance with GAAP. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow per share are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income (loss) to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow per Share."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission on May 30, 2014. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in Thousands)

	June 30, 2014	March 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,259	$72,640
Accounts receivable, net of allowance for doubtful accounts of $951 and $751 as of June 30, 2014 and March 31, 2014, respectively	61,093	52,578
Inventories, net	37,545	37,316
Costs and estimated earnings in excess of billings on uncompleted contracts	2,389	2,880
Income taxes receivable	3,309	3,310
Prepaid expenses and other current assets	6,331	5,058
Deferred income taxes	2,569	2,325
Total current assets	190,495	176,107
Property, plant and equipment, net	31,469	31,532
Goodwill	115,484	114,112
Intangible assets, net	117,326	118,917
Debt issuance costs, net	1,701	1,528
Other noncurrent assets	253	263
Total Assets	$456,728	$442,459
Liabilities
Current liabilities:
Accounts payable	$17,634	$17,066
Accrued liabilities	12,502	9,869
Obligations due to settle the CHS Transactions	567	567
Current portion of long term debt	13,500	13,500
Billings in excess of costs and estimated earnings on uncompleted contracts	1,297	1,749
Income taxes payable	1,514	956
Total current liabilities	47,014	43,707
Long-term debt, net of current maturities	104,625	108,000
Deferred income taxes	34,052	37,896
Other noncurrent liabilities	2,432	2,390
Total Liabilities	188,123	191,993
Shareholders' equity
Common Stock	32	32
Additional paid in capital	210,696	208,451
Accumulated other comprehensive loss	(3,520)	(7,880)
Retained earnings	61,397	49,863
Shareholders' equity	268,605	250,466
Total liabilities and shareholders' equity	$456,728	$442,459

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2014	June 30, 2013
Sales	$67,667	$65,600
Cost of sales	33,822	34,586
Gross profit	33,845	31,014
Operating expenses:
Marketing, general and administrative and engineering	17,778	15,805
Stock compensation expense	556	366
Amortization of other intangible assets	2,751	2,788
Income from operations	12,760	12,055
Interest income and expense, net	(1,072)	(1,768)
Acceleration of unamortized debt cost	—	(4,010)
Debt cost amortization	(118)	(197)
Loss on retirement of senior notes	—	(15,485)
Interest expense, net	(1,190)	(21,460)

Other Income	17	30
Income before provision for taxes	11,587	(9,375)
Income tax expense (benefit)	53	(2,437)
Net income (loss)	$11,534	$(6,938)

Net income (loss) per common share:
Basic income (loss) per share	$0.36	$(0.22)
Diluted income (loss) per share	$0.36	$(0.22)
Weighted-average shares used in computing net income per common share:
Basic common shares	31,944	31,342
Fully-diluted common shares	32,340	31,342

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013
Net income (loss)	$11,534	$(6,938)
Interest expense, net	1,190	21,460
Income tax expense (benefit)	53	(2,437)
Depreciation and amortization expense	3,558	3,533
EBITDA non-GAAP basis	$16,335	$15,618
Stock compensation expense	556	366
Adjusted EBITDA-non-GAAP basis	$16,891	$15,984

Adjusted EBITDA - Annualized for a full fiscal year	$67,564	$63,936

Average total shareholders' equity for the three month period ended June 30,	$259,535	$220,985

Return on Equity - non-GAAP basis	26%	29%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income (loss) to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Adjustment to:

GAAP net income (loss)	$11,534	$(6,938)

Premium paid on redemption of long term debt	—	15,485	Loss on retirement of debt
Acceleration of unamortized debt costs due to redemptions of long term debt	—	4,010	Loss on retirement of debt
Release of deferred tax liability for undistributed foreign earnings	(3,224)	—	Income tax expense
Tax effect of financial adjustments	—	(5,068)	Income tax benefit
Adjusted net income	$8,310	$7,489

Adjusted fully-diluted earnings per common share	$0.26	$0.23

Fully-diluted common shares	32,340	31,991

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow per share
(Unaudited, in Thousands except per share amounts)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013
Cash provided by operating activities	$6,120	$6,161
Less: Cash used for purchases of property, plant and equipment	(751)	(617)
Free cash flow provided	$5,369	$5,544
Free cash flow provided per fully-diluted common share	$0.17	$0.17
Fully-diluted common shares	32,340	31,991